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Exhibit 99.1

EXHIBIT 1
Schedule of Proxies

Shareholder/Proxy Giver	Date of Proxy	Number of Shares Covered by Proxy
Badway Consulting	May 8, 2003	55,000
Abraham & Barbara Stefansky	May 12, 2003	24,613
Abraham Stefansky	May 12, 2003	109,637
Gershon Tokayer	May 4, 2003	126,500
Marc Tokayer	May 1, 2003	269,274
Marilyn Tokayer	May 1, 2003	299,274
Yitzchok Stefansky	May 12, 2003	15,682
Neve Jerusalem	May 12, 2003	50,000
Pincus Reisz	May 6, 2003	63,000
Barry Friedman	May 9, 2003	126,736
Mordechai Vogel	May 10, 2003	25,000
Simon Vogel	May 10, 2003	8,000
Simon Vogel	May 10, 2003	18,038
Tower Paper Retirement Plan	May 10, 2003	11,500
Tower Paper Retirement Plan	May 10, 2003	3,000
	Total Shares	1,253,354

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EXHIBIT 1 Schedule of Proxies